Exhibit 99.1
CONTACT:
Bell Industries, Inc.
Kevin Thimjon, CFO
317-704-6000
PondelWilkinson Inc.
Roger S. Pondel/Angie H. Yang
310-279-5980
BELL INDUSTRIES ENGAGES SKYTEL FOUNDER AS CONSULTANT
     Indianapolis, IN — June 20, 2007 — Bell Industries, Inc. (AMEX:BI) today announced that it has entered into a consulting agreement with Lake Ventures LLC, Jackson Mississippi, to provide consulting services through its affiliate, John N. Palmer, former US Ambassador to Portugal and founder of SkyTel Communications. Bell recently acquired the assets of the SkyTel business from Verizon Communications, Inc.
     Ambassador Palmer began his career in telecommunications in 1965 with the purchase of a local radio common carrier. He then developed a series of regional paging companies throughout the South to form Mobile Communications Corporation of America (MCCA) in 1973. Ambassador Palmer sold MCCA to BellSouth in 1989, but retained certain businesses that became SkyTel Communications. SkyTel became a leader in advanced wireless messaging and deployed the first nationwide two-way wireless messaging network. Ambassador Palmer served as chairman of SkyTel until its sale to MCI WorldCom in 1999. MCI WorldCom, including the Skytel business, was subsequently acquired by Verizon.
     “I am very excited to announce that our association with John Palmer will provide us with the benefit of his many years of experience in the telco industry and help us maximize the potential of our Skytel business,” said John Fellows, chief executive officer of Bell. “We look forward to working with John in the coming years.”
     In October 2001, Ambassador Palmer was confirmed by the U.S. Senate as the Ambassador to Portugal. His term ended in September 2004. Ambassador Palmer currently serves as chairman of GulfSouth Capital, Inc., a private investment firm based in Jackson, Mississippi, which he founded in 1999. He is also currently a director of Internet America, Inc.

About Bell Industries, Inc.
     Bell Industries is comprised of three diversified operating units, Bell Technology Solutions business, SkyTel and its Recreational Products Group. The company’s Technology Solutions business offers a comprehensive portfolio of customizable and scalable technology solutions ranging from customer-relationship management (CRM) and managed technology services to reverse logistics and mobile/wireless solutions. SkyTel provides nationwide wireless data and messaging services, including email, interactive two-way messaging, wireless telemetry services and traditional text and numeric paging. Recreational Products Group is a wholesale distributor of after market parts and accessories for the recreational vehicles and other leisure-related vehicle market, including marine, snowmobile, cycle and ATV.
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